    Exhibit 10.1
FIFTH AMENDMENT TO THE
LICENSE, SUPPLY AND CONTRACT MANUFACTURING AGREEMENT

        This Fifth Amendment to the License, Supply, and Contract Manufacturing Agreement ("Fifth Amendment") is made and entered into as of May 1, 2024 ("Fifth Amendment Effective Date") between Synerx Pharma, LLC, a Pennsylvania limited liability company (“Synerx”) and Mylan Teoranta, a limited company formed under the laws of the Republic of Ireland (“Mylan Teoranta”) (Synerx and Mylan Teoranta are sometimes referred to collectively as “Mylan”); and Delcath Systems, Inc. (“Delcath”). Synerx, Mylan Teoranta and Delcath may be referred to herein individually as a "Party" and together as the "Parties".

        Whereas, the Parties entered into that certain License, Supply and Contract Manufacturing Agreement dated October 13, 2010 ("Agreement");

        Whereas, the Parties entered into the following amendments to the Agreement – First Amendment dated November 15, 2013; Second Amendment dated March 23, 2018; Restatement and Third Amendment dated June 22, 2021; and Fourth Amendment dated October 26, 2021 (the Agreement and all Amendments shall be hereinafter referred to collectively as the “Agreement”); and

        Whereas, the Parties desire to further amend certain terms and conditions of the Agreement as set forth in this Fifth Amendment.

        Now, therefore, intending to be legally bound and in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to the following:

1.Amendment to Section 3.4.

Effective as of the Fifth Amendment Effective Date, the first sentence of Section 3.4(a) shall be deleted in its entirety and replaced with the following: “Delcath shall provide to Mylan, no later than the fifth business day of each calendar month, a rolling twenty-four (24) month forecast for its requirements of the Product (the ‘Rolling Forecast’).”

Effective as of the Fifth Amendment Effective Date, the eighth sentence of Section 3.4(a) shall be deleted in its entirety and replaced with the following: “Such Purchase Orders shall provide a lead time of no less than two hundred and ten (210) days before the Delivery date.”

Effective as of the Fifth Amendment Effective Date, the fourth sentence of Section 3.4(b) shall be deleted in its entirety and replaced with the following: “Upon receipt of an Incremental Purchase Order, Mylan shall use Commercially Reasonable Efforts to supply Product to Delcath at Delcath’s facility in Queensbury, NY, or such other facility within the United States as Delcath may indicate in such Incremental Purchase Order, on the Delivery date specified therein, provided that Incremental Purchase Orders must provide a lead time of no less than two hundred and ten (210) days before the Delivery date.”

    Exhibit 10.1
2.Section 7.1 (Term) shall be replaced with the following:

7.1 Term. The Agreement’s term, unless otherwise earlier terminated in accordance herewith, shall be until December 31, 2028 (“Term”). The Term of this Agreement may be renewed for successive five-year periods upon mutual written consent of the Parties.

3.Amendment to Schedule A. Effective as of the Fifth Amendment Effective Date, Schedule A, including its addendum, shall be deleted in its entirety and replaced with Schedule A (Purchase Price) attached hereto and incorporated herein by reference.

4.The terms and provisions set forth in this Fifth Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as specifically amended herein, all other terms and conditions of the Agreement remain in full force and effect. The Parties agree that the Agreement as amended by this Fifth Amendment shall continue to be legal, valid, binding and enforceable in accordance with its terms.

5.The captions and headings to this Fifth Amendment are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Fifth Amendment.

6.Counterparts and Electronic Transmission. This Fifth Amendment may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. To the extent counterparts are signed and delivered by means of electronic transmission, they shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, Mylan and Delcath have each caused this Fifth Amendment to be executed by their respective duly authorized representatives as of the Fifth Amendment Effective Date.

/s/ Martha Rook                 Date: April 22, 2024
Martha Rook
Chief Operating Officer
Delcath Systems, Inc.

/s/ Thomas D. Salus            Date: April 22, 2024
Synerx Pharma LLC

By: Thomas D. Salus
Title:     General Counsel – Corporate,
    Securities and Transactions

/s/ Arshad Majeed            Date: April 22, 2024
Mylan Teoranta

By: Arshad Majeed
Title: Head of Global Injectables Operations

    Exhibit 10.1
SCHEDULE A

Purchase Price

The Purchase Price of the Product, which shall be packaged in units each consisting of five vials, shall be [***]. The minimum order quantity, unless mutually agreed to by the Parties, is [***]. Standard lead time between placing a full batch purchase order and product delivery is approximately seven (7) months, with INCO terms of FOB destination. Full lots shall be received by Delcath with as near to thirty-six (36) months expiry dating as commercially practical.

Mylan may take an annual price increase of the Purchase Price of the Product equivalent to the percent increase of the [***] measured per calendar year. Mylan shall notify Delcath of any proposed revision to the Purchase Price in writing no later than thirty (30) days after the publication of the PPI for pharmaceutical preparation manufacturing. Delcath shall accept any such price increase consistent with the increase in PPI for pharmaceutical preparation manufacturing, but any other proposed modification of the Purchase Price of the Product must be mutually agreed in writing.

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